SCHEDULE 14A
                          (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT
                     SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
      Securities Exchange Act of 1934 (Amendment No.      )

Filed by the registrant  [ X ]

Filed by a party other than the registrant  [  ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                       DMI FURNITURE, INC.
__________________________________________________________________
         (Name of Registrant as Specified in Its Charter)

                        DMI FURNITURE, INC.
_________________________________________________________________
            (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X]  No fee required.

     (1) Title of each class of securities to which transactions applies:

__________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:

_________________________________________________________________

     (3) Per unit price of other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

__________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:

__________________________________________________________________

     (5)  Total fee paid:

___________________________________________________________________
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

____________________________________________________________________

     (2)  Form, schedule or registration statement no.:

____________________________________________________________________

     (3)  Filing party:

____________________________________________________________________

     (4)  Date filed:

____________________________________________________________________






                       DMI FURNITURE, INC.

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD DECEMBER 20, 1996

     The Annual Meeting of Stockholders of DMI Furniture, Inc. (the "Corporation"), will be held at the Brown Hotel, Fourth Street and Broadway, Louisville, Kentucky on Friday, December 20, 1996, at 10:00 a.m. local time, for the purpose of:

     1. Electing six Class I directors to serve until the 1998 Annual Meeting of Stockholders and until their successors have been elected and qualified. Common stockholders will be entitled to vote for the Class I directors.

     2. Electing two Class II directors to serve until the 1998 Annual Meeting of Stockholders and until their successors have been elected and qualified. Series C Preferred Stockholders will be entitled to vote for the Class II directors.

     3. Acting upon a proposal to appoint Arthur Andersen LLP as auditors for the 1997 fiscal year.

     4. Transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on November 6, 1996, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

     The holders of a majority of the Corporation's issued and outstanding stock, present in person or represented by proxy, will constitute a quorum.

     All stockholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly so that your stock may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

                              By Order of the Board of Directors

                              /s/ Joseph G. Hill


                              Joseph G. Hill
                               Vice President, Finance;
                               Chief Financial Officer;
                               Treasurer and Secretary

Louisville, Kentucky
November 8, 1996





                      DMI FURNITURE, INC.

                        One Oxmoor Place
                        101 Bullitt Lane
                   Louisville, Kentucky 40222

            ________________________________________

             PROXY STATEMENT FOR ANNUAL MEETING OF
           STOCKHOLDERS TO BE HELD DECEMBER 20, 1996
            ________________________________________


    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DMI Furniture, Inc., a Delaware corporation (the "Corporation"), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on December 20, 1996, and at any adjournment thereof (the "Annual Meeting").

    All expenses of preparing, printing, mailing, and delivering the proxy and all materials used in the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph by directors, officers and other employees of the Corporation, none of whom will receive additional remuneration.
The Corporation will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of the Corporation's common and preferred stock held of record by them and will pay reasonable expenses of these persons for forwarding these soliciting materials.

    This Proxy Statement and accompanying form of proxy were first sent or given to stockholders on or about November 8, 1996.

                              VOTING

    The close of business on November 6, 1996, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date, there were 3,052,212 shares of the Corporation's common stock, $.10 par value per share ("Common Stock") issued and outstanding. Each share of Common Stock is entitled to one vote on all matters coming before the Annual Meeting. Stockholders are not permitted to vote cumulatively for the election of Class I directors. A majority of the outstanding shares of Common Stock will constitute a quorum.

    The Corporation's Certificate of Incorporation provides that holders of the Corporation's Series C Preferred Stock, par value $2.00 per share ("Series C Preferred"), are entitled to elect up to two Class II directors to serve a one-year term on the Board of Directors. On the Record Date, there were 1,995,050 shares of Series C Preferred issued and outstanding. Holders of Series C Preferred are entitled to one vote per share in the election of Class II directors. A majority of the outstanding shares of Series C Preferred will constitute a quorum.

    Shares of Common Stock and Series C Preferred represented by properly executed proxies received before the closing of the polls at the Annual Meeting will be voted as directed by the stockholders, unless revoked as described below. Under Delaware law, proxies marked as abstentions are not counted as votes cast. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast. If no instructions are given, shares represented by executed but unmarked proxies will be voted FOR election of the individuals nominated as Class I or Class II directors, as applicable, and FOR approval of the Corporation's auditors. If any other matter is brought before the Annual Meeting, shares represented by proxies will be voted by the proxy holders as directed by a majority of the Board of Directors.

    Stockholders who execute proxies in the form solicited hereby retain the right to revoke those proxies at any time before the closing of the polls at the Annual Meeting. A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Corporation at the Corporation's main office address at any time before the Annual Meeting. Stockholders may also revoke proxies (i) by delivering a duly executed proxy bearing a later date to the Inspector of Election at the Annual Meeting before the closing of the polls or (ii) by attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke the stockholder's proxy.

              PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth certain information as of the Record Date relating to the shares of Series C Preferred and Common Stock beneficially owned by the Corporation's directors and executive officers and by beneficial owners of more than five percent of any class of the Corporation's voting stock.

                                                       Shares
Name & Address of                                   Beneficially            Percentage
Beneficial Owner            Title of Class              Owned               of Class(1)
Pattco, Inc.                Series C Preferred         910,616                  45.6%
James F. Patterson          Common Stock               260,956(2)                8.5%
10000 Shelbyville Road
Louisville, KY 40222

C. Edward Glasscock         Series C Preferred         332,858                  16.7%
3200 Providian Center       Common Stock               100,387(3)                3.3%
Louisville, KY 40202

The Prudential Ins.         Series C Preferred         172,623                   8.7%
 Co. of America             Common Stock                     0(4)                --(4)
 100 Mulberry Street
 Gateway Four
 Newark, NJ 07102

Allied Capital Corp.        Series C Preferred         199,920                  10.0%
 1666 K St., N.W.           Common Stock                     0(5)               --(5)
 (Suite 901)
 Washington, D.C. 20006

Fostin Securities, Inc.     Series C Preferred         149,847                   7.5%
 200 W. Ninth St. Plaza     Common Stock                23,433(6)                 *(6)
 (Suite 409)
 Wilmington, DE 19801

Phillip D. Miller           Common Stock               199,266                   6.5%
 140 East 29th St.
 Holland, MI 49423

Donald D. Dreher            Series C Preferred          45,531                   2.3%
   One Oxmoor Place         Common Stock               532,141(7)               15.2%
   101 Bullitt Lane
   Louisville, KY 40222

Joseph G. Hill              Series C Preferred          45,531                   2.3%
   One Oxmoor Place         Common Stock               189,262(8)                5.9%
   101 Bullitt Lane
   Louisville, KY 40222

Thomas M. Levine            Common Stock                 3,429                   *


Joseph L. Ponce             Common Stock                97,981(9)                2.6%

Alexander N. Rubin, Jr.     Common Stock                45,642(10)               1.5%

Thomas A. Dieruf            --                          --                       --

Mary F. Glasscock           Series C Preferred          332,858(11)             16.7%
                            Common Stock                100,387(11)              3.3%

Mark E. Pulliam             --                          --                        --

All directors and           Series C. Preferred         423,920                 21.2%
  executive officers as     Common Stock                968,842(12)             26.1%(12)
  a group (7 persons)

________________________________

    *    Indicates less than 1% of class.

    (1)  In determining the percentage of class, Common Stock and Series C Preferred are considered as separate classes.  Shares of Common Stock subject to currently exercisable options are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class of any other person.  Percentages of class of Common Stock assume shares of Series C Preferred will not be converted into Common Stock.
Percentages resulting from such conversion by a holder of Series C Preferred are included in footnotes.

    (2)  Does not include 1,129,413 shares issuable upon the conversion of 894,972 shares of
Series C Preferred at a purchase price of $1.63 per share and 15,644 shares of Series C Preferred at a purchase price of $1.00 per share, which would increase the percentage of class to 33.7%.  As controlling shareholder of Pattco, Inc., Mr. Patterson is deemed to be the beneficial owner of shares owned by Pattco, Inc.

    (3)  Does not include 412,836 shares issuable upon the conversion of 327,139 shares of
Series C Preferred at a purchase price of $1.63 per share and 5,719 shares of Series C Preferred at a purchase price of $1.00 per share, which would increase the percentage of class to 15.0%.

    (4)  Does not include 211,807 shares issuable upon the conversion of the Series C Preferred at a purchase price of $1.63 per common share, which would represent 6.6% of the class.

    (5)  Does not include 399,840 shares of Common Stock issuable upon conversion of the Series
C Preferred at a purchase price of $1.00 per common share, which would represent 11.8% of the class.

    (6)  Includes exercisable stock options for 16,500 shares.  Does not include 183,861 shares of Common Stock issuable upon the conversion of Series C Preferred at a purchase price of $1.63 per common share, which would increase the percentage of class to 6.5%.

    (7)  Includes exercisable stock options for 445,093 shares.  Does not include 56,471 shares issuable upon the conversion of 44,749 shares of Series C Preferred at a purchase price of $1.63 per share and 782 shares of Series C Preferred at a purchase price of $1.00 per share, which would increase the percentage of class to 16.6%.

    (8)  Includes exercisable stock options for 157,968 shares.  Does not include 56,471 shares issuable upon the conversion of 44,749 shares of Series C Preferred at a purchase price of $1.63 per share and 782 shares of Series C Preferred at a purchase price of $1.00 per share, which would increase the percentage of class to 7.5%.

    (9)  Includes exercisable stock options for 22,500 shares.

    (10) Includes exercisable stock options for 27,500 shares.

    (11) Represents shares owned by Mrs. Glasscock's husband, C. Edward Glasscock.  See footnote 3 above.

    (12) Includes exercisable stock options for an aggregate of 650,061 shares.  Does not include 525,778 shares issuable upon the conversion of 416,637 shares of Series C Preferred at a purchase price of $1.63 per share and 7,283 shares of Series C Preferred at a purchase price of $1.00 per share.

                      ELECTION OF DIRECTORS

    The Corporation's Board of Directors currently consists of seven directors, divided into two "classes" (Class I and Class II). The Board has increased the number of Class I directors from five to six effective at the Annual Meeting. The Class I directors are elected by holders of Common Stock for a one-year term. Class I directors are elected by a plurality of the votes cast.

    Class II directors are elected by holders of Series C Preferred for a one-year term. The Corporation's Certificate of Incorporation provides that the number of Class II directors will be the greatest integral number of directors not exceeding one-fifth of the total number of directors, or two directors, whichever is greater. Holders of the Series C Preferred have chosen to nominate two candidates for election as Class II directors at the Annual Meeting. Class II directors are elected by a plurality of the votes cast.

    The Board of Directors knows of no reason why the nominees might be unwilling or unable to serve. However, if a nominee becomes unavailable or unable to serve before the election of directors, the Board of Directors reserves the right to make a substitution for that nominee, and the Board's proxy holders will vote the shares represented by the proxies they hold for the election of the substitute nominee unless authority to do so is withheld.

    Holders of Series C Preferred have the right to elect a majority of the Board of Directors, upon request by holders of ten percent of the Series C Preferred, if (i) unpaid dividends of at least $269,500 on the Series C Preferred accrue, (ii) the Corporation fails to earn annual Consolidated Net Income of at least $769,500, or (iii) an Event of Noncompliance (as defined in the Corporation's Restated Certificate of Incorporation) occurs during the preceding fiscal year. If the holders of Series C Preferred become entitled to exercise this conditional right and choose to do so, certain of the Class I directors would cease to be directors in accordance with the Corporation's by-laws. The Corporation earned Consolidated Net Income of less than $769,500 in fiscal 1996, and holders of more than a majority of the shares of Series C Preferred have agreed not to exercise the right to elect a majority of the Board of Directors during fiscal 1997.

    The following persons have been nominated for election as directors:

Class I Directors

    Donald D. Dreher (age 47) has served as President and Chief
Executive Officer of the Corporation since 1986 and as a director since 1980. Mr. Dreher is a director and President of the American Furniture Manufacturers Association and a director and Past President of the American Furniture Hall of Fame. Mr. Dreher has served in various executive capacities with the Corporation since 1977. Before joining the Corporation, he was Corporate Systems Manager for Filtrol Corporation, which produces products for the mining and oil and gas industries.

    Joseph G. Hill (age 46), Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary of the Company since 1986, was elected to the Board of Directors in September 1993. Mr. Hill has served in various executive capacities with the Company since 1984. He is also Vice President and a director of the Financial Executives Institute and Past President of the American Furniture Manufacturers Association Finance Division. Before joining the Company, Mr. Hill was employed by Meidinger, Inc., now William M. Mercer, Incorporated, a subsidiary of Marsh McLennan, Inc., a national management consulting firm, where he held the positions of Vice President, Treasurer, and Consultant.

    Thomas M. Levine (age 47), a Class II director from 1984 to 1996, was elected as a Class I director in 1996. For more than the past five years, he has held the position of Executive Vice President of Fostin Capital Corp., which is active in originating and participating in venture capital ventures and leveraged buy-outs on behalf of itself, its clients, and affiliates.

    Joseph L. Ponce (age 69) has been a director of the Corporation since 1977. Since 1991 Mr. Ponce has been a financial consultant to Laser Technology, a manufacturer of non-destructive test equipment, for whom he has served as a director since 1987. From 1986 to 1991, he was Chairman of the Board of Plastech International, Inc., a manufacturer of plastic products. Previously, Mr. Ponce was Managing Director of Philadelphia First Group, Inc., an investment banking firm, from 1987 to 1988. From 1979 through 1987, he was Managing Director of Wm. Sword & Co., Incorporated, an investment banking firm. Mr. Ponce is also a director of Science Management Corporation, a management consulting and engineering firm.

    Alexander N. Rubin, Jr. (age 71), a director of the Corporation since 1977, has been of counsel to the law firm of Montgomery, McCracken, Walker & Rhoads, Philadelphia, Pennsylvania, since November 1993.
Previously, he had been a partner in the law firm of Rubin Quinn Moss Heaney & Patterson and its predecessor firm since 1951.

    Thomas A. Dieruf (age 51), has been nominated for election as a Class I director at the Annual Meeting. Since 1976 Mr. Dieruf has been associated with Pattco, Inc., a venture capital and management firm with interests in the restaurant, telecommunications, medical services and other industries, where he has served as Vice President since 1980. Mr. Dieruf also serves in various management capacities with affiliates of Pattco, Inc., including as Chairman, Chief Executive Officer and a director of Lexon Medical National, Inc., a medical management services firm; as Chairman and a director of Resource America, Inc., a medical information systems firm; and as Vice President of Western Restaurants, Inc., which operates restaurants in Kentucky and surrounding states. Mr. Dieruf is a certified public accountant.

Class II Directors

    Mary F. Glasscock (age 54), was elected as a Class II director in September 1996. Mrs. Glasscock has been President of Glasscock, Inc., a women's apparel and antique retailer located in Louisville, Kentucky, since its inception in 1977.

    Mark E. Pulliam (age 38), was elected as a Class II director in September 1996. Mr. Pulliam is Vice President of Pattco, Inc. and since 1992 has served in various capacities with Pattco, Inc. and its affiliates. Mr. Pulliam serves as Vice President of Lexon Medical National, Inc. and as Vice President of Global Trading Company, an import/export firm. Prior to joining Pattco, Mr. Pulliam served as Senior Vice President, Director of Development for David Hocker & Associates, a regional real estate firm specializing in retail development. He has also served as a Financial Analyst with Hospital Corporation of America, and as a Health Care Investment Analyst with HCA Capital, the venture capital subsidiary of Hospital Corporation of America.

                  BOARD COMMITTEES AND MEETINGS

    The Audit Committee, comprised of nonemployee directors Levine, Rubin and Ponce, met four times during fiscal 1996. The principal duties of the Committee are to recommend independent public accountants to the Board of Directors and to review with the independent accountants matters relating to internal auditing and the Corporation's system of internal controls.

    The Compensation/Stock Option Committee, consisting of nonemployee directors Rubin, Levine and Ponce, has as its principal duties the review and negotiation of employment and compensation terms with the executive officers of the Corporation and the administration of the Corporation's incentive stock compensation plans for employees. It met four times during fiscal 1996.

    The Corporation does not have a standing nominating committee. Functions of such a committee are carried out by the Board of Directors as a whole.

    During fiscal 1996, the Board of Directors met nine times. All directors attended 100% of the Board and applicable committee meetings.


        REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

Overview

    The Compensation/Stock Option Committee of the Corporation's Board of Directors (the "Committee") exercises broad oversight responsibilities regarding executive compensation, and it determines the total compensation of executive officers and other key employees, including the Chief Executive Officer and the other executive officers. The Committee is composed of three independent, nonemployee directors who are not eligible to participate in any of the Corporation's compensation programs for its executive officers.

    The purposes of the Corporation's executive compensation policy are to attract and retain individuals of high caliber to serve as executive officers, to motivate their performance to achieve the Corporation's strategic objectives, and to align the interests of executive officers with the long-term interests of the Corporation's stockholders. A primary element of the Corporation's compensation policy is to pay for performance, so that each executive's total compensation relates directly to the Corporation's performance. The policy also recognizes that the Corporation operates with two executive officers, who are responsible not only for setting the Corporation's overall strategic policies, but also are expected to have direct day-to-day involvement in sales, customer communications, product development, and marketing.

    From 1977 through 1986, the Corporation recorded cumulative losses of more than $18 million. In April 1986, Donald D. Dreher and Joseph G. Hill were appointed to their present positions as Chief Executive Officer and Chief Financial Officer, respectively, and immediately instituted a strategy to return the Corporation to profitability by liquidating unprofitable subsidiaries and focusing the Corporation's operations on manufacturing and marketing wood office and residential furniture for distribution by large, fast-growing retailers. From fiscal 1987, Mr. Dreher's first full year as the Corporation's chief executive officer, through fiscal 1995, the Corporation enjoyed 36 consecutive profitable fiscal quarters as a result of this strategy and the performance of its key employees.

    At the beginning of fiscal 1996, the Company initiated a program to reduce the cost of sales and improve the margins on its products. As part of this strategy, the Company incurred a loss for the first quarter of fiscal 1996, the result of a one-time $868,000 charge for costs associated with the closing of its Gettysburg, Pennsylvania manufacturing plant. Operating margins have improved significantly during fiscal 1996, and the Company returned to profitability beginning with the third quarter of the year, earning net income of $376,000 for fiscal 1996. During the last ten fiscal years, stockholders' equity per share has increased from $(2.42) per share at the end of fiscal 1986 to $1.94 per share at the end of fiscal 1996. The trading price for the Common Stock during this period has ranged from $3.50 per share in 1989 and 1995 to $.50 in the recessionary year of 1991. The trading price of the Common Stock was $1.75 at the end of fiscal 1996.

    In years after fiscal 1986, in light of the Corporation's tenuous financial position early in that period, the Committee structured executive compensation packages to pay incentives in cash for achievement of earnings and cash management goals. As the Corporation's financial condition improved, the Committee has increased the emphasis of its compensation policies on providing senior management with a significant equity interest in the Corporation and paying a greater portion of incentive compensation in the form of stock-based awards. The Committee believes that compensation policies designed to encourage stock ownership by its executive officers will provide an incentive to maximize long-term performance by the Corporation and thereby increase the commonality of the interests of the Corporation's executive officers and the interests of stockholders.

Compensation

    Executive compensation consists of three components: base salary, bonuses, and long-term incentive compensation. The overall structure of each executive's compensation package is set forth in an employment agreement with the Corporation, generally for a multi-year term. See "Employment Agreements."

    Base Salaries

    At the beginning of each fiscal year, the Committee reviews each executive's base salary for the prior fiscal year in light of the Corporation's overall earnings and sales performance for the fiscal year, furniture industry conditions generally, changes in the cost of living, and the Committee's evaluation of the individual executive's responsibilities. The Committee then may increase or make no change in the executive's base salary for the new fiscal year, based on its subjective evaluation of the foregoing factors. Annual increases in base salary generally range from six to ten percent. Mr. Dreher's base salary for fiscal 1994 and 1995 was set at $242,000 and increased to $275,000 during fiscal 1996.

    For fiscal 1996, the Corporation's fully diluted earnings per share were $.07 per share after establishing the reserve for the Pennsylvania plant closing, compared to $.14 in fiscal 1995. The trading price of the Common Stock increased from $1.125 at the end of fiscal 1995 to $1.75 at the end of fiscal 1996.

    Bonuses

    The Corporation's employment agreements with each of its three executive officers provide for a percentage of the Corporation's "adjusted pre-tax income" to be paid to each executive officer as a cash bonus. "Adjusted pre-tax income" excludes from the amount available for bonuses, extraordinary gains on asset sales, dividends on the Series C Preferred, the reserve for closing the Pennsylvania plant, and interest expense as a result of redemption payments to the Corporation's Series
C Preferred stockholders. The cash bonus is determined according to a linear regression formula, which allocates a higher percentage of the Corporation's earnings to the cash bonus as the Corporation's overall earnings increase. Use of the formula creates a consistent incentive for the executive to maximize corporate earnings. The cash bonuses to the executive officers represented approximately 8.2% of the Corporation's adjusted pre-tax income for fiscal 1996. Mr. Dreher earned a cash bonus of $98,075, representing 6.3% of the Corporation's adjusted pre-tax income for fiscal 1996.

    Under the terms of his employment agreement, Mr. Dreher is entitled to a stock bonus calculated as a percentage of his cash bonus. The value so calculated is to be paid in the form of newly issued shares of Common Stock, based on the closing bid price reported for the Common Stock on the last trading day of the fiscal year. The stock bonus provides an additional incentive to maximize annual earnings while increasing his ownership interest in the Corporation and commonality of interest with stockholders. The stock bonus is also intended to recognize that Mr. Dreher is directly involved in a wide range of day-to-day operational activities in addition to his responsibility for developing the Corporation's overall strategic policies. The Committee generally has not recommended awards of stock options to executives whose employment contracts provide for a potential stock bonus. For fiscal 1996, Mr. Dreher earned a stock bonus of $58,158, equal to 59.3% of his cash bonus.

    Long-term Incentive Compensation

    The Corporation's primary incentive for long-term performance has been stock options granted under its employee stock incentive plans. The Committee believes that stock options are an excellent means of aligning the interests of its key employees with those of shareholders by providing awards intended to reward option recipients for the Corporation's long-term growth. The Corporation's 1993 Long Term Incentive Stock Plan for Employees, which was approved by stockholders at the 1994 Annual Meeting, gives the Compensation Committee greater flexibility in structuring other forms of stock-based incentive compensation than did prior plans.

                             ALEXANDER N. RUBIN, JR.
                             THOMAS M. LEVINE
                             JOSEPH L. PONCE


                      EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Corporation for the fiscal years ended August 31, 1996, September 2, 1995, and August 27, 1994, to the Corporation's Chief Executive Officer and the most highly compensated executive officers as to whom total cash and cash-equivalent remuneration exceeded $100,000 during fiscal 1996.

                          Summary Compensation Table
                                                                                       Long Term
                                          Annual Compensation                        Compensation
                                                                                        Awards
                                                                                      Securities
Name and Principal           Fiscal                             Other Annual          Underlying             All Other
    Position                  Year      Salary        Bonus     Compensation(1)    Options/SARS (#)       Compensation(2)
Donald D. Dreher              1996    $264,000      $156,233         $ -0-               -0-                 $3,734
President and Chief           1995     242,000        88,155           -0-               -0-                  2,901
                              1994     242,000       119,810           -0-             151,164                2,901

Joseph G. Hill                1996    $155,000       $43,891           -0-               -0-                 $3,305
Vice President - Finance,     1995     150,917        39,435           -0-               -0-                  3,018
Chief Financial Officer,      1994     143,333        36,772           -0-              35,560                2,866
Treasurer & Secretary


(1) Certain perquisites provided to each of the named executive officers totaled less than 10 percent of each officer's total salary and bonus.

(2) All amounts represent the Corporation's contributions to its defined contribution plan.

Stock Option Grants

    No stock options were awarded to the Chief Executive Officer and the other named executive officers during fiscal 1996.

    The following table sets forth certain information regarding options exercised by the Chief Executive Officer and the named executive officers during fiscal 1996 and unexercised stock options held by them as of August 31, 1996.

Aggregated Option Exercises in Fiscal 1996 and Year-End Stock Option Values

                        Shares                      Number of Securities         Value of Unexecised
                       Acquired        Value       Underlying Unexercised            In-the-Money
                     on Exercise      Realized     Options/SARs at 9/2/95        Options/SARs at 9/2/95
Name                      (#)           ($)       Exercisable/Unexercisable   Exercisable/Unexercisable(1)
Donald D. Dreher          -0-          $-0-              445,903/-0-                   $81,427/$0

Joseph G. Hill            -0-           -0-              157,968/-0-                    36,700/0
_______________________

(1) Market value of underlying securities at year-end, minus the exercise or base price.

    At August 31, 1996, the Corporation had options for 925,299 shares of Common Stock outstanding at an average exercise price of $1.81 per share.

Employment Agreements

    The Corporation currently has employment agreements with Messrs. Dreher and Hill (the "Employment Agreements"). The Employment Agreements generally have one- or two-year terms and may be extended by the Board of Directors. The Employment Agreements provide for base salary, a bonus related to the Corporation's performance (as more fully described below), certain perquisites, and other benefits generally available to the Corporation's employees. If the executive officer's employment with the Corporation terminates for any reason other than expiration of the Employment Agreement, death, illness or disability, for cause (as defined), or voluntary cessation by the officer, the Employment Agreement entitles the officer to the balance of his base salary plus a pro rata portion of the cash bonus the officer would have earned during the year of termination. The Employment Agreements also contain a noncompetition covenant for one year if employment terminates for any of the reasons listed in the preceding sentence.

    The Employment Agreement with Mr. Dreher expires December 31, 1998 and provides for an initial annual salary of $275,000, which will be reviewed annually. Mr. Dreher can earn an annual cash bonus under a formula based on the Corporation's adjusted net pre-tax income (as defined). Mr. Dreher also earns a stock bonus equal to 59.3% of his cash bonus. The stock bonus is payable in shares of Common Stock having an aggregate market value equal to the closing bid price for the Common Stock reported on NASDAQ on the last trading day of the Corporation's fiscal year.

    The Employment Agreement with Mr. Hill expires on December 31, 1998, and provides for an initial annual salary of $155,000, which is reviewed annually. Mr. Hill can earn an annual cash bonus under a formula based on the Corporation's adjusted net pre-tax income (as defined). Mr. Hill also earns a stock bonus equal to 45.45% of his cash bonus. The stock bonus is payable in shares of Common Stock having an aggregate market value equal to the closing bid price of the Corporation's stock reported on NASDAQ on the last trading day of the fiscal year.

Severance Agreements

    The Corporation has entered into contracts (the "Severance Agree-ments") with Donald D. Dreher and Joseph G. Hill (the "Covered Officers") to provide an additional incentive for Messrs. Dreher and Hill to remain in the employ of the Corporation in the event of a change in control of the Corporation or the possibility thereof. These Severance Agreements were not entered into because of any belief by management that a change in control of the Corporation was imminent.

    The Severance Agreements had an initial three-year term beginning January 1, 1988 and automatically renew for additional three-year periods unless the Corporation gives notice not later than September 30th of the year preceding expiration that it does not wish to extend the Severance Agreement. The Severance Agreements have been automatically renewed through December 31, 1999.

    The Severance Agreements provide for the payment of compensation to the Covered Officers (a) upon the termination of a Covered Officer's employment other than for cause after a change in control of the Corporation, as defined in the Severance Agreement, occurs; (b) if a change in control of the Corporation occurs within nine months after such termination; or (c) if the Covered Officer terminates his employment after the 60-day period immediately following a change in control.

    Compensation to be paid under the Severance Agreements includes (a) the unpaid balance of the Covered Officer's base salary through the date of termination; (b) an amount equal to three times the Covered Officer's annual base salary (present valued to a lump sum) plus the most recent cash bonus paid to the Covered Officer; and (c) all legal fees and expenses incurred by the Covered Officer resulting from termination. However, the amount of compensation to be paid under the Severance Agreement will be reduced, if necessary, to $1.00 below the amount of benefits that the Corporation can properly deduct under Section 280G(a) of the Internal Revenue Code of 1986, as amended. If the Covered Officer dies or terminates his own employment for any reason within the 60-day period immediately following a change in control, the Corporation will pay the Covered Officer his full base salary through the date of termination plus all other compensation to which he is entitled under any plan, agreement or arrangement of the Corporation, and the Corporation will have no further obligations to the Covered Officer under the Severance Agreement. The Covered Officers will not be required to seek other employment, and compensation will not be reduced by any income received from other sources.

Compensation of Directors

    The Corporation's nonemployee directors receive a retainer of $1,500 per month and $1,350 for each board meeting attended ($200 for a telephonic board meeting). In addition, nonemployee directors who attend an Audit or Compensation/Stock Option Committee meeting receive $200 per meeting, and each committee chairman receives an additional $200 per meeting. Nonemployee members of the Long Range Planning Committee receive $850 per meeting attended. All directors were reimbursed for travel expenses to attend Board or committee meetings.

    Under the Corporation's Compensation and Deferral Plan for Outside Directors (which was approved by stockholders at the 1994 Annual Meeting), a minimum of one-third of the total monthly retainer for the year (or more at the director's option) is paid at the end of the fiscal year in the form of shares of Common Stock, valued at the closing bid price for the Common Stock on the last trading day of the fiscal year. For fiscal 1996, each of the Corporation's three nonemployee directors was paid 3,429 shares of Common Stock, valued at $1.75 per share, as the stock portion of the monthly retainer.

    The Corporation maintains a Nonemployee Directors Stock Option Program (the "Program") that provides that each person elected for the first time as a nonemployee director will automatically be granted an option for 5,000 shares on the March 15th next following election, and that each nonemployee director in office on March 15 of any year there-after will automatically be granted an option for 1,000 shares on that date. The Board of Directors has no discretion with respect to awards under the Program. A maximum of 160,000 shares may be issued under the Program. Each option has a term of 10 years.

     All options granted under the Program have an exercise price equal to the closing bid price for the Common Stock on NASDAQ on the date of the grant of the options. The exercise price for the options granted on March 15, 1996, was $1.5625 per share. Options become exercisable with respect to one-half of the shares on the first anniversary of the grant and fully exercisable on the second anniversary of the grant.

Common Stock Performance

    The following graph illustrates the cumulative total return to stockholders for the five-year period ended August 31, 1996 for the Corporation's Common Stock, the NASDAQ Stock Market (U.S.) Index, and a peer group of eight comparable furniture manufacturers.






                       [Performance Graph]






                                        Cumulative Total Return
                                    _____________________________________
                                       8/91 8/92 8/93 8/94 8/95 8/96

     DMI FURNITURE, INC.               100  150  225  188  125  175
     PEER GROUP                        100  117  157  156  137  154
     NASDAQ STOCK MARKET-US            100  108  143  149  201  226


    The graph above assumes $100 was invested on August 31, 1991 in the Corporation's Common Stock, the NASDAQ Stock Market (U.S.) Index and the stock of the peer group companies (on a market-capitalization-weighted basis), and assumes reinvestment of dividends. Figures shown are for years ended August 31. The peer group companies are Bassett Furniture Industries, Inc., Bush Industries, Inc., Chromcraft Revington, Inc., Ladd Furniture, Inc., La-Z-Boy Chair Co., Pulaski Furniture Corporation, Rowe Furniture Corporation, and Stanley Furniture, Inc.


                    PROPOSAL TO APPOINT AUDITORS

    In the absence of designation to the contrary, shares of Common
Stock represented by proxies on the accompanying form will be voted in favor of the appointment of Arthur Andersen LLP as auditors of the Corporation for its 1997 fiscal year. The approval of auditors by the stockholders is not required by law or by the Corporation's by-laws. The Board of Directors is submitting this matter to the stockholders in the belief that it is good practice to do so. Approval of the proposal requires the affirmative vote of a majority of the shares of Common Stock present and voting on the proposal. Abstentions will have the same effect as a vote against the proposal. Broker nonvotes will not be counted for purposes of whether the proposal is approved. If the proposal is not approved, the Board will appoint other auditors as soon as it is practicable to do so. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer questions that might be presented at the meeting.

                             GENERAL

Stockholder Proposals for 1998 Annual Meeting

    If a proposal of a security holder for the 1998 Annual Meeting of Stockholders is to be included in the Corporation's proxy statement for that year, it must be received by the Corporation no later than July 11, 1997.

Compliance with Section 16(a) of the Exchange Act

    Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors and persons who own more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission. Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons, the Corporation believes that during fiscal 1995, other than as described in the following sentence, all the Reporting Persons complied with all applicable filing requirements. Pattco, Inc., C. Edward Glasscock and James F. Patterson filed their initial Section 16(a) forms more than ten days after acquiring Series C Preferred shares representing beneficial ownership of more than 10% of the Common Stock.

Other Business

    Management knows of no business that will be presented at the Annual Meeting other than the election of Directors. However, if other matters come before the Annual Meeting, it is the intention of the proxy holders to vote upon the matters in accordance with their judgment on such matters.

    You are urged to complete, sign and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed which requires no postage if mailed in the United States.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         Joseph G. Hill, Secretary


Louisville, Kentucky
November 8, 1996




                       DMI FURNITURE, INC. ("DMI")

              Proxy for December 1996 Annual Meeting of
                          Stockholders


         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



    The undersigned hereby appoints Donald D. Dreher and Joseph G. Hill, or either of them (with full power to act alone), my proxy, with full power of substitution, to represent me and vote all of the stock of DMI held of record or which I am otherwise entitled to vote, at the close of business on November 6, 1996, at the December 1996 Annual Meeting of its Stockholders to be held at the Brown Hotel, Fourth Street and Broadway, Louisville, Kentucky on Friday, December 20, 1996, at 10:00 a.m., local time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as follows:

    1.   ELECTION OF CLASS I DIRECTORS [by Common Stockholders only]:

              _____ FOR Donald D. Dreher, Joseph G. Hill, Thomas M. Levine, Joseph L. Ponce, Alexander N. Rubin, Jr. and Thomas A. Dieruf, the nominees (except as listed below)

              _____ WITHHOLD AUTHORITY to vote for the nominees.

         (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line below.)


    2.   ELECTION OF CLASS II DIRECTORS [by Series C Preferred
Stockholders only]:

              _____ FOR Mary F. Glassock and Mark E. Pulliam

              _____ WITHHOLD AUTHORITY to vote for the nominees.

         (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line below.)


    3. AUDITORS. Appointment of Arthur Andersen LLP as auditors for the 1997 fiscal year [by Common Stockholders only]:

              _____ FOR      _____ AGAINST       _____ ABSTAIN

    4. OTHER BUSINESS. In their discretion, the proxies are authorized to act upon such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN ITEMS 1 AND 2 AND "FOR" ITEM 3.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN ITEMS 1 AND 2 AND "FOR" ITEM 3.

                                   Please sign exactly as name
                                   appears at left.  When shares are
                                   held by joint tenants, both should
                                   sign.  When signing as attorney,
                                   as executor, administrator,
                                   trustee or guardian, please give
                                   full title as such.  If a
                                   corporation, please sign in full
                                   corporate name by President or
                                   other authorized officer.  If a
                                   partnership, please sign in
                                   partnership name by authorized
                                   person.



Dated____________________, 1996   ______________________________________
                                  Signature

PLEASE MARK, SIGN, DATE
AND RETURN THIS PROXY             ______________________________________
CARD PROMPTLY USING THE           Additional signature, if held
ENCLOSED ENVELOPE.                jointly